As filed with the Securities and Exchange Commission on July 3, 2023

Registration No. 333-173109

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BGC Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-3748217
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

499 Park Avenue

New York, New York 10022

(212) 610-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen M. Merkel

Executive Vice President, General Counsel and Assistant Corporate Secretary

BGC Group, Inc.

499 Park Avenue

New York, New York 10022

(212) 610-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Leland S. Benton

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004

(202) 739-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this post-effective amendment.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the

Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 is filed by BGC Group, Inc., a Delaware corporation (“BGC Group” or the “Registrant”), pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and relates to the Registration Statement on Form S-3 (File No. 333-173109) filed by BGC Partners, Inc., a Delaware corporation (“BGC Partners” or the “Predecessor Registrant”), that was originally declared effective on June 24, 2011 (the “Original Registration Statement”).

On November 15, 2022, BGC Partners, along with certain other entities, entered into a corporate conversion agreement, which was amended as of March 29, 2023, in order to reorganize and simplify the organizational structure of the BGC entities by converting BGC Partners from an “Up-C” to a “Full C-Corporation” through a series of mergers and related transactions (collectively, the “Corporate Conversion Transactions”). Pursuant to the Corporate Conversion Transactions, each share of BGC Partners Class A common stock, par value $0.01 per share, outstanding at the effective time of the Corporate Conversion Transactions was converted into one share of Class A common stock, par value $0.01 per share, of BGC Group, each share of BGC Partners Class B common stock, par value $0.01 per share, outstanding at the effective time of the Corporate Conversion Transactions was converted into one share of Class B common stock, par value $0.01 per share, of BGC Group, and BGC Group became the public holding company for BGC Partners. The Corporate Conversion Transactions were completed on July 1, 2023.

Following the Corporate Conversion Transactions, in accordance with Rule 414(d) under the Securities Act, BGC Group, as the successor issuer to the Predecessor Registrant, hereby expressly adopts the Original Registration Statement as modified by this Post-Effective Amendment No. 1 as its own registration statement for all purposes of the Securities Act.

No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Original Registration Statement.

Prospectus

BGC GROUP, INC.

Dividend Reinvestment and Stock Purchase Plan

9,199,117 Shares of Class A Common Stock

We have entered into an Amended and Restated Dividend Reinvestment and Stock Purchase Plan, which we refer to as the “Plan,” which is designed to provide current holders of shares of Class A common stock, par value $0.01 per share, which we refer to as our “Class A common stock,” of BGC Group, Inc., which we refer to as “BGC Group,” and current holders of shares of Class B common stock, par value $0.01 per share, which we refer to as our “Class B common stock,” of BGC Group with a convenient and cost-effective method to purchase shares of our Class A common stock. The Plan amends and restates a Dividend Reinvestment and Stock Purchase Plan of BGC Partners, Inc., our predecessor, which we refer to as “BGC Partners,” which provided holders of shares of Class A common stock, par value $0.01 per share, of BGC Partners, and holders of shares of Class B common stock, par value $0.01 per share, of BGC Partners, a method to purchase shares of BGC Partners’ Class A common stock, under which 9,199,117 shares remained unsold as of the date we entered into the Plan and are being registered pursuant to the registration statement of which this prospectus forms a part.

Existing holders of shares of our Class A common stock and Class B common stock, which we collectively refer to as our “common stock,” may purchase shares of our Class A common stock by reinvesting cash dividends paid on all or a portion of their holdings of shares of our common stock or by making cash purchases of shares of our Class A common stock, which we refer to as “Cash Purchases.” The price to be paid for each share of our Class A common stock purchased directly from us under the Plan will be the volume-weighted average sales price per share of our Class A common stock reported on the Nasdaq Stock Market as described herein less a discount rate ranging from 0% to 3%. The price of a share of our Class A common stock purchased on the open market or in privately negotiated transactions will be the volume-weighted average price paid per share of our Class A common stock as described herein, subject to any discount rate, plus any fees and commissions.

The Plan highlights include:

•	Any registered holder of shares of our common stock may elect to participate in the Plan.

•	Full or partial dividend reinvestment and Cash Purchases are available for holders of shares of our common stock under the Plan.

•	A discount rate ranging from 0% to 3% may be available for purchases under the Plan.

•	No fees or commissions are charged to participants on shares of our Class A common stock purchased directly from us under the Plan.

•	Certificate safekeeping in book-entry form at Equiniti Trust Company, LLC, the Plan’s administrator, is available to participants for shares purchased under the Plan at no charge.

Our Class A common stock is traded on the Nasdaq Global Select Market under the symbol “BGC.” On June 30, 2023, the last reported sales price of the Class A common stock of BGC Partners, our predecessor, on the Nasdaq Global Select Market under the symbol “BGCP” was $4.43 per share.

An investment in shares of our Class A common stock involves risks. See “Risk Factors” on page 3 of this prospectus, as well as the risks described under each of “Special Note on Forward-Looking Information,” “Forward-Looking Cautionary Statements,” and “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we refer to as the “SEC,” and any updates to those risks contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any applicable prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 3, 2023.

You should rely only on the information provided in this prospectus and any applicable prospectus supplement, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of shares of our Class A common stock in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference into this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus, any applicable prospectus supplement and the documents incorporated by reference into this prospectus or any applicable prospectus supplement, our business, financial condition, results of operations, liquidity and prospects might have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer and sell shares of our Class A common stock as described in this prospectus in one or more offerings. Any prospectus supplement may add, update, substitute or change the information contained in this prospectus. You should read carefully both this prospectus and any applicable prospectus supplement, together with the additional information described below.

This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein or therein include important information about us, our Class A common stock, this offering, and other information you should know before investing. You should read this prospectus and any applicable prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference” before investing in shares of Class A common stock.

Terms used in this prospectus, unless otherwise defined herein, have the meanings set forth in the “Glossary of Terms, Abbreviations and Acronyms” section of our latest Annual Report on Form 10-K filed with the SEC, which we refer to as the “Glossary,” and any updates to the Glossary or any new Glossary contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Effective at 12:02 am Eastern Time on July 1, 2023, BGC Partners, along with certain other entities, consummated a series of mergers and related transactions which resulted in it, as the predecessor company, becoming a wholly-owned subsidiary of BGC Group, the successor company (the “Corporate Conversion”). Except as otherwise indicated or the context otherwise requires, as used in this prospectus and any prospectus supplement, the terms the “Company,” “we,” “our,” and “us” refer to: (i) from after the effective time of the Corporate Conversion, BGC Group and its consolidated subsidiaries, including BGC Partners; and (ii) prior to the effective time of the Corporate Conversion, BGC Partners and its consolidated subsidiaries.

FORWARD-LOOKING CAUTIONARY STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein or in documents incorporated by reference that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “possible,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements.

Our actual results and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, the factors set forth below:

•

macroeconomic and other challenges and uncertainties resulting from Russia’s Invasion of Ukraine, rising global interest rates, inflation and the Federal Reserve’s responses thereto, including increasing interest rates, fluctuations in the U.S. dollar, liquidity concerns regarding banking and financial institutions, changes in the U.S. and global economies and financial markets, including economic activity, employment levels, supply chain issues and market liquidity, and increasing energy costs, as well as the various actions taken in response to the challenges and uncertainties by governments, central banks and others, including consumer and corporate clients and customers;

•

the impact of the COVID-19 pandemic, including possible successive waves or variants of the virus, the emergence of new viruses, the continued distribution of effective vaccines and governmental and public reactions thereto, the combined impact of the flu and other seasonal illnesses, and the impact of a return to office for our employees on our operations;

•

market conditions, including rising interest rates, fluctuations in the U.S. dollar, trading volume, turmoil across regional banks and certain global investment banks, currency fluctuations and volatility in the demand for the products and services we provide, possible disruptions in trading, potential deterioration of equity and debt capital markets and cryptocurrency markets, the impact of significant changes in interest rates generally and on our ability to access the capital markets as needed or on reasonable terms and conditions;

•	pricing, commissions and fees, and market position with respect to any of our products and services and those of our competitors;

•	the effect of industry concentration and reorganization, reduction of customers, and consolidation;

•

liquidity, regulatory, cash and clearing capital requirements and the impact of credit market events, rising interest rates, fluctuations in the U.S. dollar, and market uncertainty, and political events and conflicts and actions taken by governments and businesses in response thereto on the credit markets and interest rates;

•

our relationships and transactions with Cantor Fitzgerald, L.P. (“Cantor”) and its affiliates, including Cantor Fitzgerald & Co. (“CF&Co”), and CCRE, our structure, the timing and impact of any possible changes to our structure, including the Corporate Conversion, any related transactions, conflicts of interest or litigation, including with respect to executive compensation matters, any impact of Cantor’s results on our credit ratings and associated outlooks, any loans to or from us or Cantor or the BGC OpCos (as defined herein), including the balances and interest rates thereof from time to time and any convertible or equity features of any such loans, CF&Co’s acting as our sales agent or underwriter under our CEO Program or other offerings, Cantor’s holdings of the Company’s Debt Securities, CF&Co’s acting as a market maker in the Company’s Debt Securities, CF&Co’s acting as our financial advisor in connection with potential acquisitions, dispositions, or other transactions, and our participation in various investments, stock loans or cash management vehicles placed by or recommended by CF&Co;

•	the realization of the anticipated structural, financial, tax, employee retention and other impacts of our Corporate Conversion;

•	the integration of acquired businesses and their operations and back office functions with our other businesses;

•

the effect on our businesses of any extraordinary transactions, including the Corporate Conversion, the timing and terms of any such transaction, including potential dilution, taxes, costs, and other impacts, and our ability to complete such transaction on our anticipated schedule;

•	the rebranding of our current businesses or risks related to any potential dispositions of all or any portion of our existing or acquired businesses;

•

market volatility as a result of the effects of rising interest rates, fluctuations in the U.S. dollar, global inflation rates, potential economic downturns, including recessions, and similar effects, which may not be predictable in future periods;

•

economic or geopolitical conditions or uncertainties, the actions of governments or central banks, including the pursuit of trade, border control or other related policies by the U.S. and/or other countries (including U.S.-China trade relations), recent economic and political volatility in the U.K., rising political and other tensions between the U.S. and China, political and labor unrest, conflict in the Middle East, Russia, Ukraine or other jurisdictions, the impact of U.S. government shutdowns, elections, political unrest, boycotts, stalemates or other social and political developments, and the impact of terrorist acts, acts of war or other violence or political unrest, as well as natural disasters or weather-related or similar events, including hurricanes and heat waves as well as power failures, communication and transportation disruptions, and other interruptions of utilities or other essential services and the impacts of pandemics and other international health emergencies;

•

risks inherent in doing business in international markets, and any failure to identify and manage those risks, as well as the impact of Russia’s ongoing Invasion of Ukraine and additional sanctions and regulations imposed by governments and related counter-sanctions, including any related reserves;

•

the effect on our businesses, our clients, the markets in which we operate, and the economy in general of changes in the U.S. and foreign tax and other laws, including changes in tax rates, repatriation rules, and deductibility of interest, potential policy and regulatory changes in other countries, sequestrations, uncertainties regarding the debt ceiling and the federal budget, responses to rising global inflation rates, and other potential political policies;

•

our dependence upon our key employees, our ability to build out successful succession plans, the impact of absence due to illness or leave of certain key executive officers or employees and our ability to attract, retain, motivate and integrate new employees, as well as the competing demands on the time of certain of our executive officers who also provide services to Cantor, Newmark and various other ventures and investments sponsored by Cantor;

•

the effect on our businesses of changes in interest rates, changes in benchmarks, including the transition away from LIBOR, the transition to alternative benchmarks such as SOFR, the effect on our business and revenues of the fluctuating U.S. dollar, rising interest rates and market uncertainty, the level of worldwide governmental debt issuances, austerity programs, government stimulus packages, increases and decreases in the federal funds interest rate and other actions to moderate inflation, increases or decreases in deficits and the impact of changing government tax rates, and other changes to monetary policy, and potential political impasses or regulatory requirements, including increased capital requirements for banks and other institutions or changes in legislation, regulations and priorities;

•

extensive regulation of our businesses and customers, changes in regulations relating to financial services companies and other industries, and risks relating to compliance matters, including regulatory examinations, inspections, investigations and enforcement actions, and any resulting costs, increased financial and capital requirements, enhanced oversight, remediation, fines, penalties, sanctions, and changes to or restrictions or limitations on specific activities, including potential delays in accessing markets, including due to our regulatory status and actions, operations, and compensatory arrangements, and growth opportunities, including acquisitions, hiring, and new businesses, products, or services;

•

factors related to specific transactions or series of transactions, including credit, performance, and principal risk, trade failures, counterparty failures, and the impact of fraud and unauthorized trading;

•

costs and expenses of developing, maintaining, and protecting our intellectual property, as well as employment, regulatory, and other litigation and proceedings, and their related costs, including judgments, indemnities, fines, or settlements paid and the impact thereof on our financial results and cash flows in any given period;

•

certain financial risks, including the possibility of future losses, indemnification obligations, assumed liabilities, reduced cash flows from operations, increased leverage, reduced availability under our credit agreements, and the need for short- or long-term borrowings, including from Cantor, our ability to refinance our indebtedness, and changes to interest rates and liquidity or our access to other sources of cash relating to acquisitions, dispositions, or other matters, potential liquidity and other risks relating to our ability to maintain continued access to credit and availability of financing necessary to support our ongoing business needs, on terms acceptable to us, if at all, and risks associated with the resulting leverage, including potentially causing a reduction in our credit ratings and the associated outlooks and increased borrowing costs as well as interest rate and foreign currency exchange rate fluctuations;

•

risks associated with the temporary or longer-term investment of our available cash, including in the BGC OpCos, defaults or impairments on our investments, joint venture interests, stock loans or cash management vehicles and collectability of loan balances owed to us by employees, the BGC OpCos or others;

•

our ability to enter new markets or develop new products, offerings, trading desks, marketplaces, or services for existing or new clients, including our ability to develop new Fenics platforms and products, to successfully launch our FMX initiative and to attract investors thereto, the risks inherent in operating our cryptocurrency business and in safekeeping cryptocurrency assets, and efforts to convert certain existing products to a Fully Electronic trade execution, and to induce such clients to use these products, trading desks, marketplaces, or services and to secure and maintain market share;

•

the impact of any restructuring or similar transactions, including the Corporate Conversion, on our ability to enter into marketing and strategic alliances and business combinations, attract investors or partners or engage in other transactions in the financial services and other industries, including acquisitions, tender offers, dispositions, reorganizations, partnering opportunities and joint ventures, the failure to realize the anticipated benefits of any such transactions, relationships or growth, and the future impact of any such transactions, relationships or growth on our other businesses and our financial results for current or future periods, the integration of any completed acquisitions and the use of proceeds of any completed dispositions, the impact of amendments and/or terminations of strategic arrangements, and the value of and any hedging entered into in connection with consideration received or to be received in connection with such dispositions and any transfers thereof;

•

our estimates or determinations of potential value with respect to various assets or portions of our businesses, such as Fenics, including with respect to the accuracy of the assumptions or the valuation models or multiples used;

•

our ability to manage turnover and hire, train, integrate and retain personnel, including brokers, salespeople, managers, technology professionals and other front-office personnel, back-office and support services, and departures of senior personnel;

v

•

our ability to expand the use of technology and maintain access to the intellectual property of others for Hybrid and Fully Electronic trade execution in our product and service offerings, and otherwise;

•

our ability to effectively manage any growth that may be achieved, including outside the U.S., while ensuring compliance with all applicable financial reporting, internal control, legal compliance, and regulatory requirements;

•

our ability to identify and remediate any material weaknesses or significant deficiencies in our internal controls which could affect our ability to properly maintain books and records, prepare financial statements and reports in a timely manner, control our policies, practices and procedures, operations and assets, assess and manage our operational, regulatory and financial risks, and integrate our acquired businesses and brokers, salespeople, managers, technology professionals and other front-office personnel;

•	the impact of unexpected market moves and similar events;

•

information technology risks, including capacity constraints, failures, or disruptions in our systems or those of the clients, counterparties, exchanges, clearing facilities, or other parties with which we interact, including increased demands on such systems and on the telecommunications infrastructure from remote working, cyber-security risks and incidents, compliance with regulations requiring data minimization and protection and preservation of records of access and transfers of data, privacy risk and exposure to potential liability and regulatory focus;

•	the effectiveness of our governance, risk management, and oversight procedures and impact of any potential transactions or relationships with related parties;

•

the impact of our ESG or “sustainability” ratings on the decisions by clients, investors, ratings agencies, potential clients and other parties with respect to our businesses, investments in us, our borrowing opportunities or the market for and trading price of our Class A common stock, Company Debt Securities, or other matters;

•

the fact that the prices at which shares of our Class A common stock are or may be sold in offerings, acquisitions, or other transactions may vary significantly, and purchasers of shares in such offerings or other transactions, as well as existing stockholders, may suffer significant dilution if the price they paid for their shares is higher than the price paid by other purchasers in such offerings or transactions;

•

the impact of reductions to our dividends and the timing and amounts of any future dividends, including our ability to meet expectations with respect to payments of dividends and repurchases of shares of our Class A common stock, including from Cantor, our executive officers, other employees, and others, and the net proceeds to be realized by us from offerings of shares of our Class A common stock and Company Debt Securities, and our ability to pay any excise tax that may be imposed on the repurchase of shares; and

•

the effect on the markets for and trading prices of our Class A common stock and Company Debt Securities of various offerings and other transactions, including offerings of our Class A common stock and convertible or exchangeable debt or other securities, our repurchases of shares of our Class A common stock, including in corporate or partnership restructurings, our payment of dividends on our Class A common stock, convertible arbitrage, hedging, and other transactions engaged in by us or holders of our outstanding shares, Company Debt Securities or other securities, share sales and stock pledge, stock loans, and other financing transactions by holders of our shares (including by Cantor or others), including of shares acquired pursuant to our employee benefit plans, unit exchanges and redemptions, corporate or partnership restructurings, acquisitions, conversions of shares of our Class B common stock and our other convertible securities into shares of our Class A common stock, and distributions of our Class A common stock by Cantor to its partners, including the April 2008 and February 2012 distribution rights shares.

The foregoing risks and uncertainties, and those incorporated by reference herein, may cause actual results to differ materially from the forward-looking statements. The information included or incorporated by reference is given as of the respective dates of this prospectus or the documents incorporated by reference into this prospectus, and future events or circumstances could differ significantly from such information. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, appearing elsewhere or incorporated by reference in this prospectus. Please see the sections titled “Where You Can Find More Information” and “Documents Incorporated by Reference.” Before making an investment decision, we encourage you to consider the information contained in and incorporated by reference in this prospectus, including the risks referred to under the heading “Risk Factors” beginning on page 3 of this prospectus and in Item 1A of Part I of our most recent Annual Report on Form 10-K, and any updates to those risks included in subsequent Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, all of which are incorporated by reference herein.

The Company

We are a leading global financial brokerage and technology company servicing the global financial markets.

Through brands including BGC®, Fenics®, GFI®, Sunrise Brokers™, Poten & Partners®, and RP Martin®, among others, our businesses specialize in the brokerage of a broad range of products, including fixed income such as government bonds, corporate bonds, and other debt instruments, as well as related interest rate derivatives and credit derivatives. Additionally, we provide brokerage products across FX, Equities, Energy and Commodities, Shipping, and Futures and Options. Our businesses also provide a wide variety of services, including trade execution, connectivity solutions, brokerage services, clearing, trade compression, and other post-trade services, information, and other back-office services to a broad assortment of financial and non-financial institutions.

Our integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use the Company’s Voice, Hybrid, or, in many markets, Fully Electronic brokerage services in connection with transactions executed either OTC or through an exchange. Through our Fenics® group of electronic brands, we offer a number of market infrastructure and connectivity services, including the Company’s Fully Electronic marketplaces, and the Fully Electronic brokerage of certain products that also may trade via the Company’s Voice and Hybrid execution platforms. The full suite of Fenics® offerings includes the Company’s Fully Electronic and Hybrid brokerage, market data and related information services, trade compression and other post-trade services, analytics related to financial instruments and markets, and other financial technology solutions. Fenics® brands also operate under the names Fenics®, FMX™, FMX Futures Exchange™, Fenics Markets Xchange™, Fenics Futures Exchange™, Fenics UST™, Fenics FX™, Fenics Repo™, Fenics Direct™, Fenics MID™, Fenics Market Data™, Fenics GO™, Fenics PortfolioMatch™, kACE2®, and Lucera®.

BGC, BGC Partners, BGC Trader, GFI, GFI Ginga, CreditMatch, Fenics, Fenics.com, FMX, Sunrise Brokers, Poten & Partners, RP Martin, kACE2, Capitalab, Swaptioniser, CBID, and Lucera are trademarks/service marks, and/or registered trademarks/service marks of BGC Partners, Inc. and/or its affiliates.

Our customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms. We have dozens of offices globally in major markets including New York and London, as well as in Bahrain, Beijing, Bogotá, Brisbane, Cape Town, Chicago, Copenhagen, Dubai, Dublin, Frankfurt, Geneva, Hong Kong, Houston, Johannesburg, Madrid, Manila, Melbourne, Mexico City, Miami, Milan, Monaco, Nyon, Paris, Perth, Rio de Janeiro, Santiago, São Paulo, Seoul, Shanghai, Singapore, Sydney, Tel Aviv, Tokyo, Toronto, Wellington, and Zurich.

As of March 31, 2023, we had 2,012 brokers, salespeople, managers, technology professionals and other front-office personnel across our businesses.

Corporate Conversion

We are a holding company with no direct operations, and our business is operated through two operating partnerships, BGC U.S. OpCo, which holds our U.S. businesses (the “BGC OpCos”). and BGC Global OpCo, which holds our non-U.S. businesses. Prior to the July 1, 2023 closing of the Corporate Conversion, BGC Partners and BGC Holdings – which was a consolidated subsidiary of BGC Partners for accounting purposes –

held, directly or indirectly and on a combined basis, 100% of the limited partnership interests in the BGC OpCos. The limited partners of BGC Holdings, in their capacities as such, participated in the economics of the BGC Opcos indirectly through BGC Holdings, and the stockholders of BGC Partners, in their capacities as such, participated in the economics of the BGC Opcos indirectly through BGC Partners. This structure is sometimes referred to as an Up-C structure.

When the Corporate Conversion was completed, the limited partners of BGC Holdings ceased participating in the economics of the BGC OpCos indirectly through BGC Holdings and instead began to participate in the economics of the BGC OpCos indirectly through BGC Group. The stockholders of BGC Partners also began to participate in the economics of the BGC OpCos indirectly through BGC Group. BGC Group has Class A common stock and Class B common stock with terms that are substantially similar to the Class A common stock of BGC Partners and Class B common stock of BGC Partners, respectively, prior to the Corporate Conversion. The Corporate Conversion therefore had the effect of transforming the organizational structure of the BGC entities from an Up-C structure to a simplified “Full C-Corporation” structure, and as a result of the Corporate Conversion, BGC Group indirectly owns 100% of the BGC OpCos, which entitles us to control each of BGC U.S. OpCo and BGC Global OpCo.

Dividend Reinvestment and Stock Purchase Plan

The Plan provides holders of shares of our common stock with a convenient and cost-effective method to purchase shares of our Class A common stock by reinvesting the cash dividends paid on all or a portion of their shares of our common stock in shares of our Class A common stock. Holders of shares our common stock may also purchase shares of our Class A common stock under the Plan through Cash Purchases of not less than $100 per month and not more than $10,000 per month (except in cases covered by approved requests for waiver, which we refer to as “Requests for Waiver”). The price to be paid for each share of our Class A common stock purchased directly from us under the Plan will be the volume-weighted average sales price per share of our Class A common stock reported on the Nasdaq Stock Market as described herein less a discount rate ranging from 0% to 3%. The price of a share of our Class A common stock purchased on the open market or in privately negotiated transactions will be the volume-weighted average price paid per share of our Class A common stock as described herein, subject to any discount rate, plus any fees and commissions. The primary purpose of the Plan is to benefit long-term investors who want to increase their investment in shares of our Class A common stock. We may also use the Plan to raise additional capital through direct sales of shares of our Class A common stock to existing holders of shares of our common stock. Please see “Description of the Plan.”

The Plan is administered by the Administrator, which will be Equiniti Trust Company, LLC, or any successor bank or trust company that we may from time to time designate. Certain of the administrative support to the Administrator may be performed by its designated affiliates.

Executive Offices

Our executive offices are located at 499 Park Avenue, New York, New York 10022, while our international headquarters is located at 5 Churchill Place, Canary Wharf, London E14 5RD, United Kingdom. Our telephone number is (212) 610-2200. Our website is located at www.bgcg.com, and our e-mail address is info@bgcg.com.

The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Risk Factors

Investing in shares of our Class A common stock involves risks. Please read the information contained in and incorporated by reference under the heading “Risk Factors” on page 3 of this prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. We incorporate by reference into this prospectus the “Risk Factor Summary” section of our latest Annual Report on Form 10-K filed with the SEC, which we refer to as the “Risk Factor Summary,” and any updates to the Risk Factor Summary contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

RISK FACTORS

An investment in shares of our Class A common stock involves risks and uncertainties. You should consider carefully the “Special Note on Forward-Looking Information,” “Forward-Looking Cautionary Statements,” and “Risk Factors” sections of our latest Annual Report on Form 10-K filed with the SEC, and any updates to those risk or new risk contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein, as well as the other information included in this prospectus before making an investment decision. Any of those risks could significantly and negatively affect our businesses, financial condition, results of operations, cash flows, prospects and the trading price of our Class A common stock. You could lose all or part of your investment.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the shares of our Class A common stock that we offer by this prospectus for general corporate purposes, including, but not limited to, expanding our businesses and operations through increased headcount, strategic alliances and acquisitions, repaying outstanding indebtedness, financing our existing businesses and operations, possible restructurings, and repurchasing our securities, including from Cantor, our executive officers, other employees, and others. Certain executive officers and employees may be expected to use the gross proceeds from such sales to us to repay outstanding loans to, or credit enhanced by, Cantor before receipt of any net proceeds.

We may raise additional funds from time to time through equity or debt financings, including borrowings under credit facilities, for such purposes.

DESCRIPTION OF THE PLAN

The Plan, which is described in the following questions and answers, offers a variety of convenient, cost-effective methods to make it easier for you to invest in shares of our Class A common stock. Your participation in the Plan is entirely voluntary, and you may terminate your Plan participation at any time.

1. What is the purpose of the Plan?

The Plan provides holders of shares of our common stock with a convenient and cost-effective method to purchase shares of our Class A common stock by reinvesting the cash dividends paid on all or a portion of their shares of our common stock in shares of our Class A common stock. You must reinvest at least 10% of the shares of our common stock in your Plan account for it to be considered a dividend reinvestment account under the Emergency Economic Stabilization Act of 2008 enacted by the United States Congress. Holders of shares of our common stock may also invest funds in shares of our Class A common stock under the Plan through Cash Purchases of not less than $100 per month and not more than $10,000 per month (except in cases covered by approved requests for waiver, which we refer to as “Requests for Waiver,” as discussed in Questions 10 and 11). The primary purpose of the Plan is to benefit long-term investors who want to increase their investment in shares of our Class A common stock. We may also use the Plan to raise additional capital through direct sales of shares of our Class A common stock to existing holders of shares of our common stock. Our ability to approve Requests for Waiver to waive limitations applicable to the amounts that participants in the Plan, which we refer to as “Participants,” may invest pursuant to Cash Purchases (as defined below) will allow for these sales.

2. Who administers the Plan?

Equiniti Trust Company, LLC, which we refer to as the “Administrator,” administers the Plan. As the agent for Participants, the Administrator will establish an account for each Participant under the Plan and will send each Participant a statement of his or her Plan account confirming any transaction and the resulting share balance in the account, as well as quarterly statements containing year-to-date summaries of the account. The Administrator also performs other duties related to the Plan, including the safekeeping of shares of our Class A common stock purchased for Participants. See Question 13. The Administrator also acts as the transfer agent and registrar for our common stock.

3. What investment options are available under the Plan?

If you are a holder of shares of our common stock and elect to participate in the Plan, you may have cash dividends paid on all or a portion of your shares of our common stock automatically reinvested in shares of our Class A common stock. See Question 8. You may also make Cash Purchases to purchase shares of our Class A common stock, subject to a minimum investment of $100 per month and a maximum investment of $10,000 per month. We may permit Cash Purchases in greater amounts pursuant to Requests for Waiver, in our sole discretion. See Questions 10 and 11.

Shares of our Class A common stock purchased by the Administrator under the Plan may be, in our sole discretion, shares purchased directly from us, or shares purchased in the open market or in privately negotiated transactions. We may, without prior notice to Participants, change our determination that shares of our Class A common stock will be purchased by the Administrator directly from us, or in the open market or in privately negotiated transactions.

We may also establish a discount rate ranging from 0% to 3% below the relevant market price for shares of our Class A common stock purchased under the Plan. Any discount rate that we may establish with respect to Cash Purchases of $10,000 or less per month may differ from any discount rate that we may establish with respect to the reinvestment of dividends. We may change or discontinue any discount rate that we may establish, from time to time in our sole discretion, without prior notice to Participants, after a review of current market conditions, the level of participation in the Plan, and our current and projected capital needs. We may establish a different discount rate ranging from 0% to 3%, which we refer to as the “Waiver Discount,” with respect to shares purchased from us for Cash Purchases exceeding $10,000 per month that we have approved pursuant to Requests for Waiver.

4. What are the advantages and disadvantages of participating in the Plan?

The primary advantages of participating in the Plan are as follows:

•	Shares of our Class A common stock may be purchased under the Plan at a discount rate from the relevant market price ranging from 0% to 3%.

•

You may automatically reinvest cash dividends paid on all or a portion of your shares of our common stock in shares of our Class A common stock. If you choose to reinvest cash dividends, you must reinvest dividends on at least 10% of the shares of our common stock in your Plan account.

•

You may also invest in shares of our Class A common stock by making Cash Purchases, subject to a minimum and maximum amount. You may make Cash Purchases by check or electronic funds transfer from a pre-designated bank account or wire transfer (for Cash Purchases pursuant to approved Requests for Waiver, see Question 10). You may make Cash Purchases occasionally or at regular intervals. You may make Cash Purchases even if you do not elect to participate in the Plan’s dividend reinvestment option.

•

Shares of our Class A common stock purchased directly from us under the Plan will be issued without fees or commissions. If shares of our Class A common stock are purchased in the open market or in privately negotiated transactions, the purchase price may be adjusted to include brokerage commissions (currently $0.12 per share).

•

Your funds are subject to full investment under the Plan because your Plan account will be credited with the purchase of whole shares of our Class A common stock, as well as fractional shares. Dividends will be paid not only on whole shares of our Class A common stock, but also proportionately on fractional shares in your Plan account. Dividends paid on all such shares of our Class A common stock, including fractional shares, will be used to purchase shares of our Class A common stock, unless you specify otherwise by contacting the Administrator, you withdraw from the Plan, or the Plan is terminated.

•

You may direct the Administrator to transfer, at any time at no cost to you, all or a portion of your shares of our Class A common stock in the Plan to a Plan account for another person, as long as you meet all the transfer requirements.

•

The Plan offers a “share safekeeping” service that allows you to have your ownership of shares of our Class A common stock purchased under the Plan maintained at no charge on the Administrator’s records in book-entry (uncertificated) form as part of your Plan account, if you so desire. In addition, you may deposit stock certificates for shares of our common stock with the Administrator for a $7.50 deposit fee. You may request a stock certificate from the Administrator at any time, free of charge, for any of the whole shares of our Class A common stock purchased or deposited under the Plan by instruction to the Administrator. There is no fee for this service.

•

You will receive statements containing year-to-date information on all Plan transactions and the resulting share balance in your Plan account within a reasonable time after a transaction occurs, as well as on a quarterly basis, that are designed to simplify your recordkeeping.

The primary disadvantages of participating in the Plan are as follows:

•

Your investment in shares of our Class A common stock purchased under the Plan is not different from any investment in shares of our Class A common stock that you purchase directly. We cannot assure you of a profit or protect you against a loss on your investment in shares of our Class A common stock. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares of our Class A common stock purchased under the Plan. Plan Participants must make independent decisions about participating in the Plan and investments in our Class A common stock based upon their own judgment and research.

•

If you reinvest cash dividends under the Plan, you will be treated for United States federal income tax purposes as having received a dividend on the related date of purchase of shares of our Class A common stock under the Plan, which may give rise to a tax obligation without providing you with immediate cash to pay such tax when it becomes due. In addition, discounts from the market price on purchases of shares of our Class A common stock pursuant to dividend reinvestment or Cash Purchases under the Plan will be treated as taxable dividend income to you and reported accordingly.

•

You will not know the price of the shares of our Class A common stock that you are purchasing under the Plan at the time you elect to have your dividends reinvested or authorize Cash Purchase. You will have limited control over the specific timing of purchases and sales of shares of our Class A common stock under the Plan, and, therefore, your investments in such shares may be exposed to changes in market conditions.

•

We may, in our sole discretion, without prior notice to Participants, change our determination as to whether shares of our Class A common stock will be purchased by the Administrator directly from us, or through open market or privately negotiated transactions. We may also, without prior notice, lower or eliminate any discount rate that we have established for shares of our Class A common stock to be purchased for future investment periods. As a result, you will be unable to depend on the availability of a discount for shares of our Class A common stock purchased under the Plan.

•	No interest will be paid on funds that the Administrator holds pending investment or that may ultimately be returned to you. See Questions 9 and 11.

•

The purchase price for shares of our Class A common stock purchased under the Plan may exceed the price of acquiring shares of our Class A common stock on the open market at any given time on the actual purchase date.

•	This Plan is designed for the long-term investor in shares of our Class A common stock and does not afford the same flexibility as a stockbroker’s account.

•	Securities held by the Administrator in your Plan account are not subject to protection under the Securities Investor Protection Act of 1970.

•	Commissions for open market or privately negotiated purchases of shares of our Class A common stock under the Plan may be paid to a broker-dealer that is affiliated with the Administrator.

5. Who is eligible to participate in the Plan?

Record Owners. If you are a record owner of shares of our common stock, meaning that the shares are registered in your name on our stock transfer books, you may participate immediately by completing the Enrollment Form that will appoint the Administrator as your agent and that will direct us to pay to the Administrator cash dividends, if and when declared by our board of directors, on all or a specified number of shares of our common stock in your Plan account. The Enrollment Form directs the Administrator to purchase on the relevant date of reinvestment of cash dividends, which we refer to as the “Dividend Reinvestment Date,” shares of our Class A common stock with such dividends. The Enrollment Form also directs the Administrator to purchase on the relevant date of investment of Cash Purchases, which we refer to as the “Cash Purchase Investment Date,” shares of our Class A common stock for Cash Purchases that you choose to make, subject to a minimum investment of $100 per month and a maximum investment of $10,000 per month. The Administrator will continue to automatically reinvest all subsequent cash dividends paid on shares of our common stock that you have specified for dividend reinvestment unless you specify otherwise by contacting the Administrator, you withdraw from the Plan, or the Plan is terminated.

Beneficial Owners. If you are a beneficial owner of shares of our common stock, meaning that your shares are held through a broker, bank or other nominee, you may request that the number of shares that you wish to specify for dividend reinvestment be re-registered by your broker, bank or other nominee in your name as record owner in order to enable you to participate directly in the Plan. See the preceding paragraph, entitled “Record Owners,” for information regarding participating in the Plan as a record owner of shares of our common stock.

Alternatively, beneficial owners of shares of our common stock, who wish to continue to have their shares held through a broker, bank or other nominee, may instruct their broker, bank or other nominee to arrange participation in the Plan on the beneficial owners’ behalf. The broker, bank or other nominee should then make arrangements with its securities depository, and the securities depository will provide the Administrator with the information necessary to allow the beneficial owners to participate in the Plan through his or her broker, bank or other nominee.

6. What is the source of shares of our Class A common stock to be purchased under the Plan?

All cash dividends paid on shares of our common stock reinvested through the Plan and all funds for Cash Purchases will be used to purchase, in our sole discretion, shares of our Class A common stock directly from us, or in the open market or in privately negotiated transactions. We may change our determination regarding the source of shares of our Class A common stock to be purchased at any time, in our sole discretion, without prior notice to Participants. Shares of our Class A common stock to be purchased directly from us will consist of authorized but unissued shares of our Class A common stock.

7. At what price will shares of our Class A common stock be purchased under the Plan?

With respect to cash dividend reinvestment purchases:

•

If the shares of our Class A common stock are purchased directly from us, the purchase price will be the volume-weighted average sales price per share reported on the Nasdaq Stock Market on the Dividend Reinvestment Date, subject to any discount rate (ranging from 0% to 3%) as we shall determine in our sole discretion. No fees or commissions will apply to such purchases. Any discount rate will apply uniformly to all dividend reinvestments by Participants on any given Dividend Reinvestment Date.

•

If the shares of our Class A common stock are purchased in the open market or in privately negotiated transactions, the purchase price will be the volume-weighted average price paid per share for all the shares purchased in connection with such purchases, subject to any discount rate. Any discount rate will apply uniformly to all dividend reinvestments by Participants on any given Dividend Reinvestment Date. If shares of our Class A common stock are purchased in the open market or in privately negotiated transactions, the purchase price to Participants may be adjusted to include brokerage commissions (currently $0.12 per share).

With respect to Cash Purchases of $10,000 or less:

•

If the shares of our Class A common stock are purchased directly from us, the purchase price will be the volume-weighted average sales price per share reported on the Nasdaq Stock Market on the Cash Purchase Investment Date, subject to any discount rate (ranging from 0% to 3%) as we shall determine in our sole discretion. No fees or commissions will apply to such purchases. Any discount rate will apply uniformly to all Cash Purchases of $10,000 or less by Participants on any given Cash Purchase Investment Date.

•

If the shares of our Class A common stock are purchased in the open market or in privately negotiated transactions, the purchase price will be the volume-weighted average price paid per share for all the shares purchased in connection with such purchases, subject to any discount rate. Any discount rate will apply uniformly to all Cash Purchases of $10,000 or less by Participants on any given Cash Purchase Investment Date. If shares of our Class A common stock are purchased in the open market or in privately negotiated transactions, the purchase price to Participants may be adjusted to include brokerage commissions (currently $0.12 per share).

With respect to Cash Purchases in excess of $10,000 made pursuant to approved Requests for Waiver:

•

If the shares of our Class A common stock are purchased directly from us, the purchase price will be the volume-weighted average sales price per share reported on the Nasdaq Stock Market on each trading day during the relevant Pricing Period (as defined below), subject to any Waiver Discount as we shall determine in our sole discretion, which will apply uniformly to all Cash Purchases pursuant to Requests for Waiver for a particular Pricing Period. No fees or commissions will apply to such purchases.

•

If the shares of our Class A common stock are purchased in the open market or in privately negotiated transactions, the purchase price will be the volume-weighted average price paid per share for the shares purchased on each trading day during the relevant Pricing Period, subject to any Waiver Discount as we shall determine in our sole discretion, which will apply uniformly to all Cash Purchases pursuant to Requests for Waiver for a particular Pricing Period. If shares of our Class A common stock are purchased in the open market or in privately negotiated transactions, the purchase price to Participants may be adjusted to include brokerage commissions (currently $0.12 per share).

8. How do I reinvest cash dividends under the Plan?

You can choose to reinvest the cash dividends paid on all or a portion of the shares of our common stock in your Plan account in shares of our Class A common stock, as explained below. If you choose to reinvest your cash dividends, you must reinvest dividends on at least 10% of the shares of our common stock in your Plan account. Subject to the availability of shares of our Class A common stock registered for offer and sale under the Plan, there is no limitation on the amount of cash dividends that you may reinvest. In order for you to begin participating in the Plan, the Administrator must receive your Enrollment Form on or before the record date established for a particular dividend in order for funds to be invested on the Dividend Reinvestment Date relating to that dividend. A record date for a dividend normally precedes the payment of the dividend by approximately two weeks. If the Administrator does not receive your Enrollment Form in the time period described above, your reinvestment will begin on the Dividend Reinvestment Date immediately following the next record date.

If you elect to reinvest your cash dividends, you must choose one of the following options when completing the Enrollment Form:

Full Dividend Reinvestment. You may purchase shares of our Class A common stock by reinvesting cash dividends paid on all shares of our common stock in your Plan account.

Partial Dividend Reinvestment. You may purchase shares of our Class A common stock by reinvesting cash dividends paid on a specified number of shares of our common stock in your Plan account. If you choose to reinvest cash dividends, you must reinvest dividends on at least 10% of the shares of our common stock in your Plan account. You will continue to receive cash dividends, if and when declared by our board of directors, on the remainder of the shares of our common stock in your Plan account.

You may change your reinvestment option at any time by submitting a new Enrollment Form to the Administrator.

9. How do I make Cash Purchases under the Plan?

If you already own shares of our common stock and participate in the dividend reinvestment option of the Plan, you can send the Administrator a check for Cash Purchases of not less than $100 per month and not more than $10,000 per month. You may also make Cash Purchases by electronic funds transfer from a pre-designated bank account and, for a Cash Purchase pursuant to an approved Request for Waiver (see Question 10), by wire transfer. You may also make monthly purchases of a specified dollar amount, paid for by automatic deductions from your bank account by electronic funds transfer, by electing automatic monthly deductions in your Enrollment Form, by contacting the Administrator or us or by accessing the Administrator’s website at www.shareowneronline.com and following the simple instructions contained therein. Funds will be automatically deducted from your bank account on the 15th day of each month (or the next following business day if the 15th is not a business day). Cash Purchases may not exceed $10,000, unless we approve a Request for Waiver in writing. Please see Question 10 regarding our criteria for approving Requests for Waiver.

In order for funds to be invested on the next Cash Purchase Investment Date, you must submit to the Administrator by the designated cash purchase due date, which we refer to as the “Cash Purchase Due Date,” (i) a completed Enrollment Form (if you do not already participate in the dividend reinvestment option of the Plan); and (ii) a check, electronic funds transfer from a bank account that you designate or wire transfer (for a Cash Purchase pursuant to an approved Request for Waiver only), although we may, in our sole discretion, accept such funds after the Cash Purchase Due Date. Funds must clear before the related Cash Purchase Investment Date. Wire transfers may be used only if the Administrator approves them in advance. You may call the Administrator toll-free at (800) 468-9716 for instructions relating to electronic funds transfers and wire transfers. Checks should be made payable to “Equiniti Trust Company, LLC—Amended and Restated BGC Group, Inc. Dividend Reinvestment and Stock Purchase Plan.”

If you submit funds for a Cash Purchase after the Cash Purchase Due Date, the Administrator will hold the funds until the next Cash Purchase Investment Date, unless you otherwise instruct the Administrator. If you decide not to make a Cash Purchase after you have submitted funds to the Administrator, you may make a written request to the Administrator no later than two business days prior to the Cash Purchase Investment Date, and funds submitted for a Cash Purchase not already invested under the Plan will be canceled or returned to you as soon as practicable. However, in the latter event, the Administrator will not refund a check until the Administrator has actually received the funds. Accordingly, such refunds may be delayed up to three weeks. No interest will be paid on funds that the Administrator holds pending investment or return to the Participant.

If your check or automatic deduction is returned to the Administrator as unpaid, then the Administrator will debit the un-invested cash from your Plan account. However, if the investment has been made, then the Administrator will sell the shares of our Class A common stock that have been purchased. If the sale of the shares of our Class A common stock purchased is not sufficient to cover the return check or automatic deduction, then additional shares of our Class A common stock will be sold from your Plan account. In addition, the Administrator reserves the right to sell additional shares of our Class A common stock from your Plan account to cover all processing fees assessed.

After you have submitted an initial Enrollment Form, you do not need to submit additional Enrollment Forms. You may choose to make Cash Purchases monthly or periodically, and you may make Cash Purchases even if you do not participate in the dividend reinvestment option of the Plan.

In our sole discretion, we may aggregate all Plan accounts that we believe to be under the common control or management of a Participant for purposes of determining applicable investment limitations. We may also aggregate all Cash Purchases for Participants with more than one account using the same name, address or social security or taxpayer identification number. In the event that we determine that such aggregation would exceed the limits that we have established for investment under the Plan, the Administrator will return, without interest, as promptly as practicable, any amount submitted in excess of the investment limitations.

10. How do I make Cash Purchases over the maximum monthly amount under the Plan?

Cash Purchases in excess of $10,000 per month may be made only if we have decided to consider approving Requests for Waiver in any given month and only pursuant to Requests for Waiver that we have approved in writing. For each month, the “Investor Relations” section of our website (www.bgcg.com/ir) will provide one of the three following sets of information regarding Cash Purchases made pursuant to Requests for Waiver:

•	That we will not be considering approving Cash Purchases made pursuant to Requests for Waiver in a given month;

•

that we will be considering approving Cash Purchases made pursuant to Requests for Waiver in a given month. If this is the case, we will provide relevant information, such as the Pricing Period; the Threshold Price (as defined below), if any; the Waiver Discount, if any; and whether or not the Pricing Period Extension Feature or Continuous Settlement Feature (each as defined below) will be activated; or

•

that we have not yet determined whether or not we will be considering approving Cash Purchases made pursuant to Requests for Waiver in a given month. If this is the case, we will provide a date later in the month when our website will provide information regarding whether or not we will be considering approving Cash Purchases made pursuant to Requests for Waiver in that month.

We must receive Requests for Waiver on the Request for Waiver Form, which can be obtained on the Administrator’s website (www.shareowneronline.com) at our corporate address or via facsimile at (212) 308-6982 no later than 2:00 p.m. Eastern Time on the second business day prior to the first trading day of the Pricing Period. We anticipate that we will respond to each Request for Waiver by the close of business (5:00 p.m. Eastern Time) on the second business day prior to the first trading day of the Pricing Period. Unless we agree otherwise, no later than the first business day prior to the first day of the Pricing Period, the Administrator must receive good funds by check, electronic funds transfer or wire transfer as directed on the Request for Waiver form, which must be approved by us.

We have the sole discretion to approve or reject any Requests for Waiver during any given month. In deciding whether to approve Requests for Waiver, we will consider relevant factors, including, but not limited to, whether the Plan is then acquiring shares directly from us or acquiring shares in the open market or in privately negotiated transactions, our need for additional funds, the attractiveness of obtaining such additional funds through the sale of shares of our Class A common stock through the Plan as compared to other sources of funds, the purchase price likely to apply to any sale of shares of our Class A common stock under the Plan, the applicant submitting the request, the extent and nature of such applicant’s prior participation in the Plan, the number of shares of our Class A common stock held by such applicant, the Pricing Period, and the aggregate amount of Cash Purchases for which Requests for Waiver have been submitted by all applicants. If such Requests for Waiver are submitted for any particular month for an aggregate amount in excess of the amount we are then willing to accept, we may honor such Requests for Waiver in order of receipt, pro rata or by any other method that we, in our sole discretion, determine to be appropriate.

11. What terms and provisions apply to Cash Purchases made pursuant to Requests for Waiver?

Pricing Period. In any month in which we decide to consider approving Requests for Waiver, we will specify a pricing period, which we refer to as the “Pricing Period,” that will consist of a number of separate days during which shares of our Class A common stock trade on the Nasdaq Stock Market. An equal proportion of your Cash Purchase pursuant to an approved Request for Waiver will be invested on each trading day during such Pricing Period, subject to the qualifications listed below. We will specify the Pricing Period (i.e., the date on which the Pricing Period will begin and end) for a given month under the “Investor Relations” section of our website (www.bgcg.com/ir). In any month in which we decide to consider approving Requests for Waiver, there will be only one Pricing Period in that month.

In addition, we may elect to activate for any particular Pricing Period a pricing period extension feature that will provide that the Pricing Period will be extended by the number of trading days that the Threshold Price is not satisfied, or on which there are no trades of our Class A common stock reported on the Nasdaq Stock Market, subject to a maximum of five trading days. We refer to this feature as the “Pricing Period Extension Feature.” If we elect to activate the Pricing Period Extension Feature and the Threshold Price is satisfied for any additional trading day that has been added to such Pricing Period, that day will be included as one of the trading days for the Pricing Period in lieu of the day on which the Threshold Price was not met or trades of our Class A common stock were not reported. For example, if the Pricing Period is 10 trading days, and the Threshold Price is not satisfied for three out of those 10 trading days in the Pricing Period, and we had previously announced at the time of the Request for Waiver approval that the Pricing Period Extension Feature was activated, then the Pricing Period will automatically be extended, and if the Threshold Price is satisfied on the next three trading days (or a subset thereof), then funds will be invested on those three trading days (or a subset thereof) in lieu of the three days during the Pricing Period on which the Threshold Price was not met. As a result, because there were 10 trading days during the initial and extended Pricing Period on which the Threshold Price was satisfied, all of the Cash Purchases pursuant to Requests for Waiver will be invested in that month.

Threshold Price. In any month in which we decide to consider approving Requests for Waiver, we may establish a minimum purchase price per share of our Class A common stock, which we refer to as the “Threshold Price,” applicable to shares purchased pursuant to any Requests for Waiver that we approve in that month. We will establish any Threshold Price in our sole discretion after a review of current market conditions, the level of participation in the Plan and our need for additional funds. The Threshold Price will be a stated dollar amount that the volume-weighted average sales prices per share of our Class A common stock as reported on the Nasdaq Stock Market for each trading day of the Pricing Period in any approved Request for Waiver must equal or exceed. We will exclude from the Pricing Period and from the determination of the purchase price of all Cash Purchases made pursuant to approved Requests for Waiver during such Pricing Period any trading day within such Pricing Period for which the Threshold Price is not satisfied. For each trading day of the relevant Pricing Period on which the Threshold Price is not satisfied, the Administrator will return a pro rata portion of the Participant’s investment funds to the Participant without interest. Thus, for example, if the Threshold Price is not satisfied for three trading days out of a 12-day Pricing Period, then three-twelfths (i.e., 25%) of the Participant’s investment funds will be returned to the Participant without interest.

Waiver Discount. In any month in which we decide to consider approving Requests for Waiver, we may establish a discount rate, which we refer to as a “Waiver Discount,” applicable to shares of our Class A common stock purchased pursuant to a Request for Waiver that we approve in that month. The Waiver Discount will range from 0% to 3% and is subject to change for future pricing periods or complete discontinuance, in our sole discretion, without prior notice to applicants, after a review of current market conditions, the level of participation in the Plan, and our current and projected capital needs. The Waiver Discount will apply uniformly to all Cash Purchases made pursuant to all approved Requests for Waiver for a particular Pricing Period.

Settlement. Shares of our Class A common stock purchased pursuant to Requests for Waiver will be posted to your Plan account within three business days following the end of the Pricing Period. Alternatively, in the case where shares of our Class A common stock will be purchased directly from us pursuant to Requests for Waiver, we may elect to activate a continuous settlement feature, which we refer to as the “Continuous Settlement Feature,” pursuant to which shares of our Class A common stock will be posted to your Plan account within three business days following each separate trading day beginning on the first trading day in the Pricing Period and ending on the final trading day in the Pricing Period, with an equal amount of funds being invested on each trading day, subject to the qualifications set forth above. Each trading day’s purchases will based on the volume-weighted average sales price for the trading day (as described above) relating to each of the trading days during the Pricing Period. We will state in any approved Request for Waiver whether we have elected to activate the Continuous Settlement Feature for such Pricing Period.

12. How do you determine the discount rate, if any, for purchases of shares of Class A common stock under the Plan?

At least three business days prior to the Dividend Reinvestment Date each quarter and Cash Purchase Investment Date each month, we will determine the discount rate, if any, for purchases of shares of our Class A common stock under the Plan. We may change or discontinue such discount rate, which will range from 0% to 3%, at any time and without prior notice, after we review current market conditions, the level of participation in the Plan, and our current and projected capital needs. We may establish different Waiver Discounts ranging from 0% to 3% for shares of our Class A common stock for Cash Purchases exceeding $10,000 per month that we have approved pursuant to Requests for Waiver (see Question 11). You may call the Administrator toll-free at (800) 468-9716 regarding the discount rates for dividend reinvestments and Cash Purchases, if any, including the Waiver Discount, if any, for Requests for Waiver.

13. Will I receive certificates for shares of Class A common stock purchased under the Plan?

No. Because the Plan provides for share safekeeping, the Administrator will register shares of our Class A common stock purchased under the Plan in your name in book-entry (uncertificated) form and maintain them in your Plan account at no cost to you. Safekeeping protects your shares against loss, theft or destruction of the certificate. Each certificate issued will be registered in the name or names in which the account is maintained, unless you otherwise instruct the Administrator in writing. If the certificate is to be issued in a name other than the name on your Plan account, you must have your signature guaranteed by a commercial bank or a broker. Certificates for fractional shares of our Class A common stock purchased under the Plan will not be issued in any case. Dividends will continue to be paid on the cumulative holdings of both full and fractional shares of our Class A common stock purchased under the Plan and will automatically be reinvested unless you specify otherwise to the Administrator, you withdraw from the Plan, or the Plan is terminated.

You may deposit currently held certificates representing shares of our Class A common stock registered in your name with the Administrator under the Plan, thus protecting your shares against loss, theft or destruction of the certificate. There is a deposit fee of $7.50 for this service.

You may request a stock certificate from the Administrator at any time, free of charge, for any of the whole shares of our Class A common stock purchased or deposited under the Plan by instruction to the Administrator. There is no fee for this service.

You may not pledge or assign shares of our Class A common stock purchased under the Plan or deposited with the Administrator, and any attempted pledge or assignment will be void. If you wish to pledge or assign such shares, you must first withdraw the shares from your Plan account.

14. Can I transfer or give gifts of shares of Class A common stock purchased under the Plan or deposited with the Administrator to others?

Yes, you may transfer or give gifts of shares of our Class A common stock purchased under the Plan or deposited with the Administrator to anyone you choose by requesting a gift/transfer form from the Administrator, at any time and at no cost to you, and submitting the completed form to the Administrator.

15. How do I sell shares of Class A common stock purchased under the Plan or deposited with the Administrator?

You can sell shares of our Class A common stock purchased under the Plan or deposited with the Administrator by contacting the Administrator. The Administrator will record sales orders on the date of receipt and process them as soon as practicable after receipt. The Administrator will send you a check for the proceeds of the sales less any applicable fees or commissions and any required tax withholdings. The Administrator will not issue you a check if the amount of the sale proceeds is less than the amount of the applicable fees or commissions and taxes. Currently, the Administrator charges a fee of $17.00 per transaction for the sale of full and/or fractional shares and a commission of $0.12 per share. All fees are subject to change at any time.

16. How can I vote shares of Class A common stock purchased under the Plan or deposited with the Administrator?

You will receive proxy materials for all shares of our Class A common stock, full and fractional, purchased under the Plan or deposited with the Administrator. You may vote your shares by any means specified in the proxy materials.

17. If the Company has a stock dividend, stock split or a rights offering related to shares of Class A common stock, how will my entitlement be computed?

Any stock dividends or stock split shares that we distribute on shares of our Class A common stock purchased under the Plan or deposited with the Administrator will be credited to your Plan account. In the event that we initiate a rights offering to sell additional shares of our Class A common stock or other securities to our existing stockholders, you will receive appropriate instructions in connection with all such rights directly from the Administrator in order to permit you to determine what action to take. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split, rights offering or other corporate action.

18. How will I keep track of investments in my Plan account?

The Administrator will send you a transaction notice confirming the details of each Plan transaction you make and itemizing year-to-date investment activity and resulting share balance, within a reasonable time after such transaction. The Administrator will also send you quarterly statements summarizing year-to-date investment activity and setting forth the share balance in your Plan account.

19. What are the principal United States federal income tax consequences with respect to participation in the Plan?

The following is a brief summary of some of the principal United States federal income tax consequences of your participation in the Plan. This discussion does not address all potentially relevant United States federal income tax matters, including consequences peculiar to persons subject to special provisions of federal income tax law. It is based on various rulings of the Internal Revenue Service (“IRS”) regarding several types of dividend reinvestment plans, but no ruling has been issued or requested regarding the Plan. The following discussion is for general information only, and participants are urged to consult their own tax advisors to determine the particular federal, as well as foreign, state and local, tax consequences that may result from participation in the Plan and the acquisition and disposition of any shares of common stock purchased pursuant to the Plan. Participants are responsible for determining the tax consequences related to any shares purchased, sold, deposited or withdrawn under the Plan. You should retain and refer to the periodic statements and reports sent to you by the Plan Administrator regarding your Plan transactions to assist in making such determinations.

:

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Dividend Income. In general, dividends paid on shares of our Class A common stock are taxable to you as dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that such dividends exceed our current or accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will reduce, your basis in your shares, but not below zero, and then will be treated as gain from the sale of such shares. Some corporate stockholders may be entitled to a “dividends received” deduction with respect to amounts treated as ordinary dividend income.

If you participate in the dividend reinvestment option of the Plan and your reinvested dividends are used to purchase newly issued shares of our Class A common stock, your dividend for U.S. federal income tax purposes will be equal to the fair market value of our Class A common stock that you receive pursuant to such reinvestment under the Plan. As described above, the reinvested dividend will be treated as a taxable dividend to you to the extent paid from our current or accumulated earnings and profits and thereafter as a return of capital and/or gain from the sale of your shares of Class A common stock under the Plan. Dividends that are reinvested in shares of our Class A common stock purchased in the open market will be treated as a taxable dividend to you in an amount equal to the purchase price of such shares (to the extent paid from our current or accumulated earnings and profits and thereafter as a return of capital and/or gain from the sale of your shares).

•

Cash Purchases. If you participate in the Plan’s dividend reinvestment option and you make Cash Purchases in shares of our Class A common stock under the Plan, you will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the excess, if any, of the fair market value of the Class A common stock purchased over the amount of your Cash Purchase, taking into account any discount rate, including a Waiver Discount. This distribution will be treated as a taxable dividend to you to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The U.S. federal income tax consequences of purchasing shares of our Class A common stock pursuant to Cash Purchases at a discount rate, including a Waiver Discount, through the Plan are not entirely clear if you make Cash Purchases but do not participate in the Plan’s dividend reinvestment option. We intend to treat Participants in this situation as having received a distribution in an amount equal to the excess, if any, of the fair market value of the Class A common stock purchased over the amount of Cash Purchase, taking into account any discount rate, including a Waiver Discount. This distribution will be treated as a taxable dividend to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because such tax treatment is unclear, no assurance can be given of the position that the IRS would take in this regard, and Participants in this situation should consult their tax advisers to determine how to treat such Cash Purchases for United States federal income tax purposes.

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Tax Basis and Holding Period of Shares. Your tax basis in the shares of our Class A common stock purchased under the Plan will be equal to the amount of the cash dividends and Cash Purchases, plus discounts, including Waiver Discounts, if any, from the market price of our Class A common stock included in your gross income as dividend income, applied to the purchases of such shares. Your tax holding period for the shares purchased under the Plan will begin on the day after the date the shares are purchased.

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Gains and Losses from the Sale of Shares. You may recognize gain or loss when your shares of our Class A common stock (including fractional shares) purchased under the Plan are sold or otherwise disposed of in a taxable exchange, whether by the Administrator on your behalf or by you after withdrawal of such shares from the Plan. The amount of such gain or loss will be the difference between the amount you receive for the shares and your tax basis in such shares. Any gain or loss will be capital gain or loss, assuming you held your shares as capital assets, and will be long-term capital gain or loss if your holding period is greater than one year, at the time of the sale or disposition.

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IRS Reports. The Administrator reports dividend income to Participants and the IRS on Form 1099-DIV. The Administrator reports the proceeds from the sale of shares of our Class A common stock under the Plan to the selling Participants and the IRS on Form 1099-B. For non-resident aliens or non-U.S. corporations, partnerships or other entities, the Administrator will report dividend income to the selling Participants and the IRS on Form 1042-S.

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Dividends Subject to Withholding. Reinvested dividends are subject to U.S. federal backup withholding tax (currently at a rate of 24%) if you fail to provide a social security or taxpayer identification number to the Administrator. In addition, if you are a non-resident alien or a non-U.S. corporation, partnership or other entity, your dividends will be subject to U.S. federal withholding tax (currently at a rate of 30%) unless you or your intermediary provides an appropriate Form W-8 to the Administrator documenting your entitlement to an exemption from, or a reduced rate of, withholding tax. In any case in which U.S. federal income taxes are required to be withheld, the Administrator reinvests an amount equal to the dividends less the amount of tax withheld. For IRS reporting purposes, the amount of the tax withheld is included in the holder’s dividend income. Each Participant is responsible for reviewing the applicable laws of his, her or its country of residence prior to purchasing any shares of our Class A common stock under the Plan.

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Return of Capital. As noted above, it is possible that a portion of dividends paid on shares of our Class A common stock may be treated under United States federal income tax principles as a return of capital to the extent of each stockholder’s basis, and as capital gains to the extent such portion exceeds a stockholder’s basis.

The discussion above summarizes some of the principal United States federal income tax consequences of your participation in the Plan. It is not intended to be a complete summary of all aspects of United States federal income taxation that may be important to you. The tax consequences of participating in the Plan will vary depending on your specific circumstances, including your state or other jurisdiction of residence. You are therefore urged to consult your own tax advisor for further information as to the particular tax consequences -federal, state and local- which may result from your participation in the Plan and subsequent disposition of shares purchased under the Plan. The income tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction.

20. How can I terminate my participation in the Plan?

You may terminate your participation in the Plan by giving written notice of termination to the Administrator. The Administrator must receive your termination notice at least three business days prior to any Dividend Reinvestment Date or Cash Purchase Investment Date to avoid the reinvestment of any current dividends or the investment of any funds received from you for Cash Purchases. If your request to terminate your participation is received less than three business days prior to any Dividend Reinvestment Date or Cash Purchase Investment Date, then that dividend or those funds will be invested. However, all subsequent dividends will be paid out in cash on all balances.

Upon any such termination, you will receive, if applicable, a certificate for the full shares of our Class A common stock purchased or deposited under the Plan with the Administrator and a check for any fractional shares based on the current market value less any fees or commissions and transfer taxes. Thereafter, future dividends will be sent directly to you by check. If you so request, the Administrator will sell all such shares of our Class A common stock, deduct applicable fees or commissions and taxes and deliver the proceeds to you. The Administrator will not issue you a check if the amount of the sales proceeds is less than the amount of the applicable fees or commissions and taxes.

If you dispose of all shares of our Class A common stock registered in your own name, but do not give notice of termination under the Plan, the Administrator may continue to reinvest the dividends in shares of our Class A common stock until otherwise directed.

If you change your address, you must notify the Administrator immediately.

The Administrator may terminate your Plan participation by mailing you a written notice for any reason.

21. Can the Plan be amended, modified, suspended or terminated?

We reserve the right to amend, modify, suspend or terminate the Plan at any time in our sole discretion. We will send you a written notice of any such action as soon as practicable after we take such action. However, if we terminate the Plan for the purpose of establishing a new plan, you will automatically participate in the new plan and shares of our Class A common stock purchased under the Plan or deposited with the Administrator will be credited automatically to the new plan, unless prior to the effective date thereof the Administrator receives notice of termination of your participation.

We also reserve the right to suspend or discontinue participation in the Plan by otherwise eligible Participants, or to deny participation in the Plan by new investors, in order to eliminate or prevent practices that are not consistent with the purposes of the Plan. We and the Administrator also reserve the right to change any administrative procedures of the Plan. The Administrator may appoint a successor administrator under the Plan at any time. We also reserve the right, without notice to you, to interpret and regulate the Plan as we deem necessary or desirable in connection with its operation.

22. What are the responsibilities of the Company and the Administrator under the Plan?

Neither we nor the Administrator will be liable for any act committed in good faith or for any good faith omission to act, including, in the case of the Administrator, any claims of liability (i) arising out of failure to terminate any Participant’s participation upon such Participant’s death prior to receipt of notice in writing of such death, and (ii) with respect to the prices at which shares of our Class A common stock are purchased or sold for the Participant’s account and the times at which such purchases or sales are made.

The Administrator will mail all notices to you at your last address of record, which will satisfy the Administrator’s responsibility to give notice.

23. What if I have questions about the Plan?

You should direct any questions that you have regarding the Plan, your Plan account, the purchases and sales of shares of our Class A common stock under the Plan or the deposit or issuance of stock certificates for shares of Class A common stock to the Administrator as follows:

(For all transaction processing)

BGC Group, Inc. Amended and Restated Dividend Reinvestment and Stock Purchase Plan

c/o Equiniti Trust Company, LLC

P.O. Box 922, Wall Street Station

New York, New York 10269-0560

(For all other questions regarding the Plan or your Plan account)

BGC Group, Inc. Amended and Restated Dividend Reinvestment and Stock Purchase Plan

c/o Equiniti Trust Company, LLC

ATTN: Shareholder Relations Department

6201 15th Avenue

Brooklyn, New York 11219

Toll-free telephone: (800) 468-9716

E-mail: correspondence@equiniti.com

Website: www.shareowneronline.com

NOTE:	The hours of operation for the Shareholder Relations Department are 8:00 a.m. to 8:00 p.m. Monday through Friday (Eastern Time).

If you wish to contact us directly, you may call:

Investor Relations

BGC Group, Inc.

499 Park Avenue

New York, New York 10022

Telephone: (212) 610-2426

Fax: (212) 308-6982

Website: www.bgcg.com/ir

24. What are the current Plan Service Fees?

Enrollment fee for new investors:	None
Purchase of shares from the Company:	None
Purchase of shares in the open market or in privately negotiated transactions:	$0.12 per share
Sale of shares (partial or full):	$17.00 per transaction and $0.12 per share
Termination fee:	$17.00 per transaction
Gift or transfer of shares:	None
Deposit of stock certificates:	$7.50 per deposit
Issuance of share certificates:	None
Returned checks for insufficient funds or rejected automatic deductions:	$35.00
Duplicate statements:	$25.00 (current year free)

The Administrator will deduct the applicable fees or commissions from funds available to purchase shares of our Class A common stock or from the proceeds from a sale of shares.

We and the Administrator reserve the right to amend or modify this Plan Service Fee schedule at any time and from time to time.

PLAN OF DISTRIBUTION

Except to the extent the Administrator purchases shares of our Class A common stock in open market or in privately negotiated transactions, the shares of our Class A common stock purchased under the Plan will be issued and sold directly by us through the Plan. Participants will pay no fees or commissions in connection with purchases of shares directly from us pursuant to the Plan. If shares of our Class A common stock are purchased in the open market or in privately negotiated transactions, the purchase price to Participants may be adjusted to include brokerage commissions (currently $0.05 per share).

In connection with the administration of the Plan, we may be requested to approve purchases made pursuant to Requests for Waiver by applicants that may be engaged in the securities business. Any such persons that purchase shares of our Class A common stock pursuant to Requests for Waiver through the Plan and resell them shortly after purchasing them, including coverage of short positions under certain circumstances, may be participating in a distribution of such shares that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a Participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our Class A common stock so purchased.

LEGAL MATTERS

The validity of the shares of our Class A common stock offered pursuant to this prospectus has been passed upon for us by Stephen M. Merkel, our Executive Vice President, General Counsel and Assistant Corporate Secretary. Mr. Merkel’s address is c/o BGC Group, Inc., 499 Park Avenue, New York, New York 10022. As of July 3, 2023 (other than as indicated), Mr. Merkel owned (i) 136,891 shares of our Class A common stock held directly, (ii) 43,012 shares of BGC Partners Class A common stock, par value $0.01 per share, held in Mr. Merkel’s 401(k) plan account as of May 31, 2023, which were converted into an equivalent number of shares of our Class A common stock in connection with the Corporate Conversion, and (iii) 6,258 shares of our Class A common stock held in various trusts for the benefit of Mr. Merkel’s family, of which Mr. Merkel’s spouse is the sole trustee.

EXPERTS

The consolidated financial statements and schedule of BGC Partners, Inc. appearing in BGC Partners, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of BGC Partners, Inc.’s internal control over financial reporting as of December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are also available to the public from the SEC’s website at www.sec.gov.

Our website address is www.bgcg.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to our securities filed on behalf of Cantor and CF Group Management, Inc., the general partner of Cantor, our directors and our executive officers; and amendments to those documents. Our website also contains additional information with respect to our industry and businesses. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated in, this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the following documents:

•	BGC Partners’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 1, 2023;

•	Amendment No. 1 to BGC Partners’ Annual Report on Form 10-K/A for the fiscal year ended December 31, 2022, filed with the SEC on April 28, 2023;

•	BGC Partners’ Definitive Consent Solicitation Statement, filed with the SEC on May 26, 2023;

•	BGC Partners’ Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the SEC on May 9, 2023;

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BGC Partners’ Current Reports on Form 8-K, filed with the SEC on January 27, 2023, February  27, 2023 (other than as indicated therein), March  14, 2023, May  3, 2023 (other than as indicated therein), May  23, 2023, and May 25, 2023;

•	BGC Group’s Current Report on Form 8-K12B, filed with the SEC on July 3, 2023;

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The description of the Class  A common stock contained in BGC Group’s Current Report on Form 8-K12B, including Exhibit 4.1 thereto, filed with the SEC on July 3, 2023, including any amendments or reports filed for the purpose of updating such description; and

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All documents subsequently filed by BGC Group with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part and before the completion of the offering of the shares of our Class A common stock included in this prospectus.

Any statement contained in this prospectus or any prospectus supplement, or in a document incorporated or deemed to be incorporated by reference herein or therein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequent prospectus supplement or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

You may obtain copies of these documents, at no cost to you, from our website, www.bgcg.com, or by writing or telephoning us at the following:

Investor Relations

BGC Group, Inc.

499 Park Avenue

New York, New York 10022

(212) 610-2426

BGC GROUP, INC.

PART II

Information Not Required in Prospectus

Item 14.	Other Expenses of Issuance and Distribution.

The information set forth in Item 14 of the Original Registration Statement is incorporated herein by reference.

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. BGC Group’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification by BGC Group of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director under Section 174 of the DGCL, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (5) an officer in any action by or in the right of the corporation. BGC Group’s Amended and Restated Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

BGC Group maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of BGC Group, and (2) to BGC Group with respect to payments which may be made by it to such directors and officers pursuant to any indemnification provision contained in its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or otherwise as a matter of law.

Item 16.	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 29, 2007, by and among eSpeed, Inc., BGC Partners, Inc., Cantor Fitzgerald, L.P., BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P. (incorporated by reference to BGC Partners, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the SEC on February 11, 2008)

2.2	Amendment No. 1, dated as of November 5, 2007, to the Agreement and Plan of Merger, dated as of May 29, 2007, by and among eSpeed, Inc., BGC Partners, Inc., Cantor Fitzgerald, L.P., BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P. (incorporated by reference to BGC Partners, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the SEC on February 11, 2008)

2.3	Amendment No. 2, dated as of February 1, 2008, to the Agreement and Plan of Merger, dated as of May 29, 2007, by and among eSpeed, Inc., BGC Partners, Inc., Cantor Fitzgerald, L.P., BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P. (incorporated by reference to BGC Partners, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the SEC on February 11, 2008)

2.4**	Separation Agreement, dated as of March 31, 2008, by and among Cantor Fitzgerald, L.P., BGC Partners, LLC, BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P. (incorporated by reference to Exhibit 2.4 to BGC Partners, Inc.’s Current Report on Form 8-K filed with the SEC on April 7, 2008)

2.5**	Purchase Agreement, dated as of April 1, 2013, by and among BGC Partners, Inc., BGC Partners, L.P., The NASDAQ OMX Group, Inc., and for certain limited purposes, Cantor Fitzgerald, L.P. (incorporated by reference to Exhibit 2.1 to BGC Partners, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2013)

2.6**	Tender Offer Agreement executed by BGC Partners, Inc., BGC Partners, L.P. and GFI Group Inc., dated February 19, 2015 (incorporated by reference to Exhibit 2.1 to BGC Partners, Inc.’s Current Report on Form 8-K filed with the SEC on February 25, 2015)

2.7	Stock Purchase Agreement by and among GFINet, Inc., GFI TP Holdings Pte Ltd, Intercontinental Exchange, Inc., and, solely for the purposes set forth therein, GFI Group Inc. and BGC Partners, Inc. (incorporated by reference to Exhibit 10.1 to BGC Partners, Inc.’s Current Report on Form 8-K filed with the SEC on November 18, 2015)

2.8**	Agreement and Plan of Merger, dated December 22, 2015, by and among BGC Partners, Inc., JPI Merger Sub 1, Inc., JPI Merger Sub 2, LLC, Jersey Partners Inc., New JP Inc., Michael Gooch and Colin Heffron (incorporated by reference to Exhibit 2.1 to BGC Partners, Inc.’s Current Report on Form 8-K filed with the SEC on December 23, 2015)

2.9**	Transaction Agreement, dated as of July 17, 2017, by and among BGC Partners, Inc. BGC Partners, L.P., Cantor Fitzgerald, L.P., Cantor Commercial Real Estate Company, L.P., Cantor Sponsor, L.P., CF Real Estate Finance Holdings, L.P. and CF Real Estate Finance Holdings GP, LLC (incorporated by reference to Exhibit 2.1 to BGC Partners, Inc.’s Current Report on Form 8-K filed with the SEC on July 21, 2017)

2.10**	Amended and Restated Separation and Distribution Agreement, dated as of November 23, 2018, by and among Cantor Fitzgerald, L.P., BGC Partners, Inc., BGC Holdings, L.P., BGC Partners, L.P., BGC Global Holdings, L.P., Newmark Group, Inc., Newmark Holdings, L.P. and Newmark Partners, L.P. (incorporated by reference to Exhibit 2.1 to BGC Partners, Inc.’s Current Report on Form 8-K filed on November 27, 2018)

2.11	Agreement for the Sale and Purchase of the Share Capital of Ed Broking Group Limited and Besso Insurance Group Limited, Dated May 26, 2021, by and Among Tower Bridge (One) Limited, Ardonagh Specialty Holdings 2 Limited, The Ardonagh Group Limited and BGC Partners, Inc. (incorporated by reference to Exhibit 2.1 to BGC Partners, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on August 6, 2021)

2.12	Deed of Variation in Respect of the Agreement for the Sale and Purchase of the Share Capital of Ed Broking Group Limited and Besso Insurance Group Limited, dated August 25, 2021, by and among Tower Bridge (One) Limited, Ardonagh Specialty Holdings 2 Limited, The Ardonagh Group Limited and BGC Partners, Inc. (incorporated by reference to Exhibit 2.2 to BGC Partners, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2021)

2.13	Deed of Variation in Respect of the Agreement for the Sale and Purchase of the Share Capital of Ed Broking Group Limited and Besso Insurance Group Limited, dated October 31, 2021, by and among Tower Bridge (One) Limited, Ardonagh Specialty Holdings 2 Limited, The Ardonagh Group Limited and BGC Partners, Inc. (incorporated by reference to Exhibit 2.3 to BGC Partners, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2021)

2.14***	Corporate Conversion Agreement, dated as of November 15, 2022, by and among BGC Partners, Inc., BGC Group, Inc., BGC Holdings, L.P., BGC GP, LLC, BGC Partners II, Inc., BGC Partners II, LLC, BGC Holdings Merger Sub, LLC and, solely for the purposes of certain provisions therein, Cantor Fitzgerald, L.P. (incorporated by reference to Exhibit 2.1 to BGC Partners, Inc.’s Current Report on Form 8-K filed with the SEC on November 16, 2022)

2.15	Amendment to the Corporate Conversion Agreement, dated as of March 29, 2023, by and among BGC Partners, Inc., BGC Group, Inc., BGC Holdings, L.P., BGC GP, LLC, BGC Partners II, Inc., BGC Partners II, LLC, BGC Holdings Merger Sub, LLC and, solely for the purposes of certain provisions therein, Cantor Fitzgerald, L.P. (incorporated by reference to Exhibit 2.15 to BGC Partners, Inc.’s Annual Report on Form 10-K/A filed with the SEC on April 28, 2023)

3.1	Amended and Restated Certificate of Incorporation of BGC Group, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K12B filed by BGC Group, Inc. on July 3, 2023)

3.2	Amended and Restated Bylaws of BGC Group, Inc. (incorporated by reference to Exhibit 3.2 to the Form 8-K12B filed by BGC Group, Inc. on July 3, 2023)

4.1	Description of Registrant’s Securities Registered under Section 12 of the Securities Exchange Act of 1934, as amended (incorporated by reference to Exhibit 4.1 to BGC Group’s Current Report on Form 8-K12B filed with the SEC on July 3, 2023)

4.2	Indenture, dated as of June 26, 2012, between BGC Partners, Inc. and U.S. Bank National Association, as Trustee, (incorporated by reference to Exhibit 4.1 to BGC Partners, Inc.’s Current Report on Form 8-K filed with the SEC on June 27, 2012)

4.3	Fourth Supplemental Indenture, dated as of July 24, 2018, by and between BGC Partners, Inc. and U.S. Bank National Association, as Trustee, relating to the 5.375% Senior Notes due 2023 (incorporated by reference to Exhibit 4.2 to BGC Partners, Inc.’s Form 8-K filed with the SEC on July 25, 2018)

4.4	Form of 5.375% Senior Notes due 2023 (incorporated by reference to Exhibit 4.2 to BGC Partners, Inc.’s Current Report on Form 8-K filed with the SEC on July 25, 2018)

4.5	Indenture, dated as of September 27, 2019, between BGC Partners, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to BGC Partners, Inc.’s Form 8-K filed with the SEC on September 30, 2019)

4.6	First Supplemental Indenture, dated as of September 27, 2019, between BGC Partners, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 to BGC Partners, Inc.’s Form 8-K filed with the SEC on September 30, 2019)

4.7	Form of BGC Partners, Inc. 3.750% Senior Notes due 2024 (incorporated by reference to Exhibit 4.2 to BGC Partners, Inc.’s Form 8-K filed with the SEC on September 30, 2019)

4.8	Second Supplemental Indenture, dated as of July 10, 2020, between BGC Partners, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 to BGC Partners, Inc.’s Current Report on Form 8-K filed with the SEC on July 14, 2020)

4.9	Form of BGC Partners, Inc. 4.375% Senior Notes due 2025 (incorporated by reference to Exhibit 4.2 to BGC Partners, Inc.’s Current Report on Form 8-K filed with the SEC on July 14, 2020)

4.10	Third Supplemental Indenture, dated as of May 25, 2023, between BGC Partners, Inc. and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 to BGC Partners, Inc.’s Current Report on Form 8-K filed with the SEC on May 25, 2023)

4.11	Form of BGC Partners, Inc. 8.000% Senior Notes due 2028 (incorporated by reference to Exhibit 4.2 to BGC Partners, Inc.’s Current Report on Form 8-K filed with the SEC on May 25, 2023)

5.1*	Opinion of Stephen M. Merkel

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Stephen M. Merkel (included in the opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on the signature pages of this Registration Statement)

99.1*	Enrollment Form

99.2*	Request for Waiver Form

*	Filed herewith
**	Certain schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will supplementally furnish a copy of them to the SEC upon request.
***

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K promulgated by the SEC. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, BGC Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 3, 2023.

BGC Group, Inc.

By:	/s/ Howard W. Lutnick
Howard W. Lutnick Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Howard W. Lutnick and Stephen M. Merkel, and each of them, with full power to act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments under the Securities Act and other instruments necessary or appropriate in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done, and to take or cause to be taken any and all such further actions in connection with such registration statement as such attorneys-in-fact and agents, in each of their sole discretion, deems necessary or appropriate, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Howard W. Lutnick Howard W. Lutnick	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 3, 2023

/s/ Jason W. Hauf Jason W. Hauf	Chief Financial Officer (Principal Financial and Accounting Officer)	July 3, 2023

/s/ William D. Addas William D. Addas	Director	July 3, 2023

/s/ Linda A. Bell Linda A. Bell	Director	July 3, 2023

/s/ Arthur U. Mbanefo Arthur U. Mbanefo	Director	July 3, 2023

/s/ David P. Richards David P. Richards	Director	July 3, 2023